Exhibit 99.1

Press Release

INTERACTIVE DATA REPORTS FIRST-QUARTER 2007 RESULTS

First-Quarter 2007 Revenue Grew 13.3% and Net Income Increased 29.2%

BEDFORD, Mass – April 26, 2007 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the first quarter ended March 31, 2007. Interactive Data’s first-quarter 2007 revenue grew 13.3% to $162.5 million from $143.4 million in the first quarter of 2006. Net income for the first quarter of 2007 was $25.6 million, or $0.27 per diluted share, a 29.2% increase over net income of $19.8 million, or $0.21 per diluted share, in the first quarter of 2006.

“Our first-quarter 2007 results represent a good start to the year,” stated Stuart Clark, Interactive Data’s president and chief executive officer. “Our revenue growth in the first quarter of 2007 primarily reflects expansion within our Pricing and Reference Data, Real-Time Services and eSignal businesses. Our first-quarter 2007 net income increased mainly as a result of our revenue growth and prudent spending. Other factors contributing to the net income increase in the first quarter were higher interest income and a lower effective tax rate. In addition, our revenue and profit growth in the first quarter was impacted by the deferral of $1.6 million in Managed Solutions revenue during the first quarter of 2006 that we recognized in subsequent quarters last year.”

Clark continued, “We were pleased that our overall organic revenue growth for the first quarter of 2007 was 8.9%, which primarily reflects strong performances at both our Pricing and Reference Data, and Real-Time Services businesses. In our Real-Time Services business, we are seeing that the investments that we have made to strengthen our offerings and enhance the sales organization are translating into improved results. Renewal rates at our institutionally oriented businesses remained at approximately 95%.”

Andrew Hajducky, Interactive Data’s executive vice president and chief financial officer, commented, “Interactive Data generated $38.1 million in net cash provided by operating activities in the first quarter of 2007, a 30.8% increase over the same period in 2006 primarily as a result of our strong quarterly operating performance. After spending $5.9 million to repurchase our common stock and paying $11.7 million to stockholders in connection with our first-ever quarterly dividend, we ended the first quarter of 2007 with cash, cash equivalents and short-term marketable securities of $220.3 million and no outstanding debt. We move forward with the requisite financial strength to implement the key elements of our growth strategy.”

Clark concluded, “Customers are responding favorably to the sales, marketing and product development activities now underway across our organization. We believe that acquiring the assets comprising Xcitek’s market data business, which we announced on April 4, will bring valuable new corporate actions-related services and domain expertise to our Pricing and Reference Data business. In addition to pursuing strategic acquisitions, we plan to continue enhancing our capabilities and offerings through internal investment aligned with key industry trends impacting customers such as the proliferation of highly complex securities, regulation and the desire to continue automating key workflow processes. A number of the development programs we have planned will be phased in throughout the remainder of this year and into 2008. We remain enthusiastic about Interactive Data’s ability to assist its customers in addressing a number of the time-sensitive and mission-critical financial information challenges they now face.”

Other First-Quarter 2007 and Recent Financial and Operating Highlights

Effects of Foreign Exchange:

•

Interactive Data’s first-quarter 2007 revenue was positively impacted by $4.4 million due to the effects of foreign exchange. First-quarter 2007 revenue before the effects of foreign exchange grew by $14.7 million, or 10.2%, over the comparable period in 2006. Total costs and expenses in the first quarter of 2007 were negatively impacted by $3.5 million due to the effects of foreign exchange. First-quarter 2007 total costs and expenses before the effects of foreign exchange increased by $8.7 million, or 7.8%, over the first quarter of 2006.

Institutional Services Segment:

•

Interactive Data Pricing and Reference Data reported first-quarter 2007 revenue of $100.0 million, an 11.4% increase over the prior year’s first quarter (or an increase of 8.7% before the effects of foreign exchange). North American revenue for the first quarter of 2007 increased 8.8% over the first quarter of 2006. First-quarter 2007 European revenue increased by 19.4% (or increased by 7.2% before the effects of foreign exchange) from the first quarter of last year. First-quarter 2007 revenue growth in both North America and Europe was driven primarily by higher usage-related revenue and new sales to institutional customers for evaluated pricing and reference data services during the second half of 2006. Interactive Data Pricing and Reference Data’s Asia-Pacific first-quarter 2007 revenue increased 26.3% (or increased 19.8% before the effects of foreign exchange) compared with the prior year’s first quarter.

•

Interactive Data Real-Time Services generated first-quarter 2007 revenue of $32.4 million, an increase of 21.5% over the same quarter last year (or an increase of 14.7% before the effects of foreign exchange). The increase reflects continued growth in the Managed Solutions and real-time datafeed businesses, combined with the previously mentioned first-quarter 2006 deferral of $1.6 million in Managed Solutions revenue. In March 2007, our Real-Time Services business announced DirectPlus, a new ultra-low latency direct exchange data service that is planned for release later this quarter. In April 2007, Interactive Data Managed Solutions, which is managed as part of the Real-Time Services business, announced that it has added 20 new customers in North America during the past year.

•

Interactive Data Fixed Income Analytics reported revenue for the first quarter of 2007 of $8.1 million, which was essentially flat with last year’s first quarter. New sales and increased business with existing customers were offset by the impact of cancellations primarily caused by client consolidation activities. Highlights for this business in the first quarter of 2007 included eight new BondEdge installations and the addition of two new customers for its new fixed income analytic datafeed service, bringing the total number of customers for this service to 15.

Active Trader Services Segment:

•

eSignal’s first-quarter 2007 revenue of $22.0 million increased 16.4% from the same quarter last year (or an increase of 15.6% before the effects of foreign exchange). Quote.com, which was acquired in March 2006, contributed $3.2 million and $0.8 million in revenue to the first quarter of 2007 and 2006, respectively. Excluding the contribution from Quote.com and the effects of foreign exchange, eSignal’s underlying revenue growth in the first quarter of 2007 was 3.2%. eSignal ended the first quarter of 2007 with over 62,250 direct subscription terminals, which includes approximately 11,800 direct subscription terminals for Quote.com-related services. eSignal continued to make progress with the integration of the Quote.com operation during the first quarter of 2007. In recent months, eSignal has received recognition from three leading financial industry trade publications and organizations: Technical Analysis of Stocks & Commodities, Trade2Win and Shares magazine.

Cash Position, Stock Buyback Activities, and Quarterly Cash Dividend:

•

As of March 31, 2007, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $220.3 million. During the first quarter of 2007, Interactive Data spent $5.9 million to repurchase 244,000 shares of common stock at an average purchase price of $24.02 per share as part of its existing October 2006 share buyback program. Entering the second quarter of 2007, 1,704,000 shares remained available for repurchase under the existing October 2006 share buyback program.

•	During the first quarter of 2007, Interactive Data spent $11.7 million to pay its first-ever quarterly cash dividend of $0.125 per share of common stock to stockholders of record on March 1, 2007.

Acquisition of Xcitek Market Data

•

On April 4, 2007, Interactive Data announced that it signed an agreement to acquire the assets comprising the market data division of Xcitek LLC, as well as the market data assets of its affiliate Xcitax LLC, for $25.3 million in cash. This acquisition represents an important element in Interactive Data’s strategy to expand its reference data services and support enterprise-wide financial applications. We believe that the addition of Xcitek Market Data’s corporate actions data covering North American securities will augment the corporate actions content that Interactive Data Pricing and Reference Data collects, processes and delivers to thousands of financial institutions and redistribution partners around the world. The transaction is expected to be completed during the second quarter of 2007, after which Xcitek’s market data business will be integrated into Interactive Data Pricing and Reference Data.

2007 Outlook

•

We anticipate that market conditions in 2007 will be similar to those experienced in 2006. We expect that, although institutional spending on financial market data and related services in 2007 may again increase modestly over 2006 levels, customers will continue to remain focused on controlling spending on such services. Based on our results to date, our outlook for 2007, which excludes any impact associated with the planned acquisition of the assets comprising Xcitek’s market data business, is unchanged from the original guidance we issued in February 2007:

o	2007 revenue growth is expected to be in the range of 6% to 9%
o	Our 2007 effective tax rate is expected to be in the range of 38.5% to 39.5%
o	2007 net income is expected to grow in the high single-digit to low double-digit range
o	Capital expenditures in 2007 are expected to be in the range of $35 million to $37 million

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call on Thursday, April 26, 2007 at 11:00 a.m. Eastern Time to discuss the first-quarter 2007 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631 and the related access code is 4528563. A live webcast of the conference call, along with related slides, will be broadcast on the investor relations section of the Company’s Web site at www.interactivedata.com and through www.streetevents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from April 26 at 2:00 p.m. until Thursday, May 8, 2007 at 2:00 p.m., and can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 4528563. A replay of the call, the related slides and other financial and statistical information presented on the conference call will also be available on the investor relations section of the Company’s Web site at www.interactivedata.com after the call is completed. The Web site is not incorporated by reference into this press release.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results on a generally accepted accounting principles (GAAP) basis, we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•

Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•

Management includes information regarding organic revenue growth, which excludes the contribution of businesses recently acquired, related intercompany eliminations and the effects of foreign currency exchange rates because management believes that facilitating period-to-period comparisons of our organic revenue growth on a constant dollar basis better reflects actual trends. As part of determining organic growth, management refers to revenue for our Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•

Management includes information regarding core total costs and expenses which excludes total costs and expenses associated with businesses recently acquired, and the effects of foreign exchange management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends in the core businesses.

•

Management includes information regarding core operating profit, which excludes revenue and costs and expenses associated with recently acquired businesses, intercompany eliminations and the effects of foreign exchange because management believes changes in our core operating profit on a constant dollar basis better reflect actual trends in the core businesses.

The above measures are non-GAAP financial measures and should not be considered in isolation from (and are not intended to represent an alternative measure of) revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include all statements that are not historical statements and include our statements discussing our goals, beliefs, strategies, objectives, plans, future financial conditions, results of operations and cash flows or projections, as well as those appearing under the heading “Outlook,” our statements about expected market conditions, our expected growth and profitability, and planned product and service developments, and acquisitions; our statements related to any potential future stock repurchase transactions, including our intention to repurchase shares of our common stock from time to time under the stock repurchase program, the source of funding for the stock repurchase program, as well as the timing, nature and financial impact of any such transactions related to the stock buyback program; and statements related to dividends, including the timing, nature and financial impact of issuing any dividends. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and offerings; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (iii) our ability to maintain relationships with our key suppliers and providers of market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost-containment pressures across the industries we serve; (viii) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete, or we may not be able to develop new or enhanced services or offerings; (ix) our ability to negotiate and enter into strategic acquisitions or alliances on favorable terms, if at all; (x) our ability to realize the anticipated benefits from any strategic acquisitions or alliances that we enter into; (xi) the regulatory requirements applicable to our business and many of our customers, including our Interactive Data Pricing and Reference Data subsidiary, which is a registered investment adviser; (xii) our ability to attract and retain key personnel; and (xiii) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and other factors identified in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply time-sensitive pricing, evaluations and reference data for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics and eSignal, Interactive Data has approximately 2,200 employees in offices located throughout North America, Europe, Asia and Australia, and is headquartered in Bedford, MA. Pearson plc (NYSE: PSO; LSE:PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 62 percent of the outstanding common stock of Interactive Data Corporation. For more information, please visit www.interactivedata.com.

The Interactive Data Pricing and Reference Data business includes Interactive Data Pricing and Reference Data Corporation, a Delaware corporation. The Interactive Data Real-Time Services business includes Interactive Data Real-Time Services, Inc., a New York corporation.

COMPANY CONTACTS

Investors:	Media:
Andrew Kramer	John Coffey
Director of Investor Relations	Director, Corporate and Marketing Communications
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands except per share data)

	Three Months Ended March 31,
	2007	2006	Change
REVENUE	$162,535	$143,429	13.3%

COSTS AND EXPENSES:
Cost of services	54,494	49,269	10.6%
Selling, general and administrative	57,059	50,785	12.4%
Depreciation	5,703	5,285	7.9%
Amortization	6,467	6,197	4.4%

Total costs & expenses	123,723	111,536	10.9%

INCOME FROM OPERATIONS	38,812	31,893	21.7%
Interest income, net	1,865	1,193	56.3%

INCOME BEFORE INCOME TAXES	40,677	33,086	22.9%
Income tax expense	15,058	13,264	13.5%

NET INCOME	$25,619	$19,822	29.2%

NET INCOME PER SHARE:
Basic	$0.27	$0.21	28.6%
Diluted	$0.27	$0.21	28.6%
Cash dividends paid per common share	$0.125	$—	—

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	93,522	93,458	0.1%
Diluted	96,253	95,910	0.4%

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2007	December 31, 2006
ASSETS	(Unaudited)

Current Assets:
Cash and cash equivalents	$177,085	$152,449
Marketable securities	43,169	43,296
Accounts receivable, net	99,028	103,041
Prepaid expenses and other current assets	15,345	13,840
Deferred income taxes	2,431	3,164

Total current assets	337,058	315,790

Property and equipment, net	81,279	81,988
Goodwill	537,890	536,049
Other intangible assets, net	162,804	168,969
Other assets	1,199	1,008

Total Assets	$1,120,230	$1,103,804

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$19,310	$25,787
Accrued liabilities	65,547	75,053
Payable to affiliates	2,386	5,156
Income taxes payable	24,686	17,042
Deferred revenue	32,946	27,343

Total current liabilities	144,875	150,381

Deferred tax liabilities	34,863	35,773
Other liabilities	6,549	6,065

Total Liabilities	186,287	192,219

Stockholders’ Equity:
Preferred stock	—	—
Common stock	999	993
Additional paid-in capital	900,044	887,071
Treasury stock, at cost	(111,550)	(105,690)
Accumulated earnings	110,143	96,230
Accumulated other comprehensive income	34,307	32,981

Total Stockholders’ Equity	933,943	911,585

Total Liabilities and Stockholders’ Equity	$1,120,230	$1,103,804

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31, (Unaudited)
	2007	2006
Cash flows provided by (used in) operating activities:
Net income	$25,619	$19,822
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,170	11,482
Excess tax benefits from stock-based compensation	(541)	(2,047)
Deferred income taxes	(895)	(776)
Amortization of discounts and premiums on marketable securities, net	111	53
Stock-based compensation	3,557	4,241
Other non-cash items, net	—	421
Changes in operating assets and liabilities, net	(1,942)	(4,073)

NET CASH PROVIDED BY OPERATING ACTIVITIES	38,079	29,123

Cash flows provided by (used in) investing activities:
Purchase of fixed assets	(4,941)	(6,485)
Acquisition of business	—	(32,851)
Purchase and sale of marketable securities	17	(7,904)

NET CASH USED IN INVESTING ACTIVITIES	(4,924)	(47,240)

Cash flows provided by (used in) financing activities:
Purchase of treasury stock	(5,860)	(5,617)
Proceeds from exercise of stock options and employee stock purchase plan	8,146	6,627
Excess tax benefits from stock-based compensation	541	2,047
Common stock cash dividends	(11,706)	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(8,879)	3,057

Effect of exchange rate on cash and cash equivalents	360	474

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	24,636	(14,586)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	152,449	147,368

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$177,085	$132,782

RECONCILIATION OF NON-GAAP MEASURES

Revenue Before Effects of Foreign Exchange, Acquisition-Related Revenue

and Intercompany Eliminations Resulting from Acquisitions

(In thousands)

	Three Months Ended March 31,
	2007	2006	Change
Revenue
Institutional Services:
Pricing and Reference Data	$100,040	$89,772	11.4%
Real-Time Services	32,423	26,678	21.5%
Fixed Income Analytics	8,082	8,091	-0.1%

Institutional Services total	140,545	124,541	12.9%

Active Trader Services:
eSignal	21,990	18,888	16.4%

Active Trader Services total	21,990	18,888	16.4%

Total revenue	162,535	143,429	13.3%

Effects of foreign exchange	(4,416)	—	—

Non-GAAP revenue before effects of foreign exchange	158,119	143,429	10.2%

Revenue – Quote.com	(3,177)	(805)	294.6%

Non-GAAP Revenue before effects of foreign exchange and acquisition-related revenue	154,942	142,624	8.6%

Intercompany eliminations resulting from acquisitions	—	(288)	—

Non-GAAP revenue before above factors	$154,942	$142,336	8.9%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Total Costs and Expenses Before Effects of Acquisition-Related

Total Costs and Expenses, and Foreign Exchange

(In thousands)

	Three Months Ended March 31,
	2007	2006	Change
Total costs & expenses	$123,723	$111,536	10.9%

Effects of foreign exchange	(3,473)	—	—

Total costs & expenses before the effects of foreign exchange	120,250	111,536	7.8%

Total costs & expenses – Quote.com	(1,703)	(528)	222.5%

Non-GAAP total costs & expenses before above factors	$118,547	$111,008	6.8%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Operating Profit Before Effects of Acquisitions, Related Intercompany Eliminations,

and Foreign Exchange

(In thousands)

	Three Months Ended March 31
	2007	2006	Change

Non-GAAP revenue before above factors	$154,942	$142,336	8.9%

Non-GAAP total costs and expenses before above factors	118,547	111,008	6.8%

Non-GAAP operating profit from core businesses	$36,395	$31,328	16.2%